                     CORPORATE FINANCE CONSULTING AGREEMENT

     This Agreement is entered into this ______ day of ____________________, 1995, by and between Ajay Sports, Inc., 1501 East Wisconsin Street, Delavan, Wisconsin, 53115 (the "Company") and Schneider Securities, Inc., 104 Broadway, Suite 400, Denver, Colorado, 80203 (the "Consultant").

     WHEREAS, Company is seeking financing for various business projects, and

     WHEREAS, Company desires to engage Consultant to advise it with regard to financial matters and methods of financing, and

     WHEREAS, Company and Consultant desire to enter into this arrangement upon the terms and conditions hereof,

     NOW THEREFORE, upon the consideration of the mutual promises and agreements contained herein, the parties agree as follows:

                                   AGREEMENT

     1.  Engagement of Consultant.  The Company hereby engages Consultant and
         ------------------------
Consultant hereby agrees to render services to the Company as a corporate finance consultant.

     2.  Services.  During the term of this Agreement, Consultant shall provide
         --------
advice to, and consult with, the Company concerning business and financial planning, corporate organization and structure, financial matters in connection with the operation of the business of the Company, private and public equity and debt financing, acquisitions, mergers and other similar business combinations, Company's relations with its securities holders, preparation and distribution of periodic reports, and shall periodically provide to the Company analysis of the Company's financial statements ("Financial Services"). Said advice and consultation shall be provided to the Company in such form, manner and place as the Company reasonably requests. In connection therewith, a representative of Consultant shall attend directors' meetings and participate in executive management discussions upon request of the Company's management. Except as provided in Paragraph 9, Consultant shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other than Company. Similarly, Company shall not be prevented or barred from seeking or requiring services of a same or similar nature from persons other than Consultant.

     3.  Extent of Consulting Services Provided.  Consultant shall be available
         --------------------------------------
to provide Financial Services for not more than twenty (20) hours per month during the term of this Agreement ("Minimum Financial Services"). In addition, Consultant shall be available, during the term of this Agreement, for an additional one person/days per month at the request of Company for the purpose of providing additional Financial Services ("Additional Financial Services"). Consultant may, but shall not be required to, devote such additional time to Company as may be requested by Company. For purposes of this Agreement, a person/day shall be a total of eight hours of work by Consultant.

     4.  Term.  The term of this Agreement shall be a twenty-four month period
         ----
commencing on the date of this Agreement and continuing through _________________________, 1997.

     5.  Compensation.  As compensation for the Minimum Financial Services,
         ------------
Company shall pay to Consultant a fee of $2,291.65 per month, which fee shall be payable ($55,000) on the date of this Agreement. In addition, subject to the provisions of Section 6 hereof, if Consultant provides Additional Financial Services to Company, it shall be compensated for such Additional Financial Services at the rate of $2,291.65 for each such additional person/day, payable on the first day of the month following the month in which such Additional Financial Services were rendered.

     6.  Accumulation of Minimum Financial Services.  During the term of this
         ------------------------------------------
Agreement, any person/days of Minimum Financial Services not requested in the month in which Company is entitled thereto may be requested at any time during the immediately following month's period. If not requested during such following period, the Company waives receipt of such Financial Services.

     7.  Disclaimer of Responsibility for Acts of Company.  The obligations of
         ------------------------------------------------
the Consultant described in this Agreement consist solely of Financial Services to Company. In no event shall Consultant be required by this Agreement to act as the agent of Company or otherwise to represent or make decisions for Company. All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Company or such affiliates and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by Company as a consequence of such decisions.

     8.  Indemnity.  The Company agrees to indemnify and hold Consultant, its
         ---------
affiliates, control persons, officers, employees, agents and sureties harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' and accountants' fees and the cost of any of Consultant's personnel involved in any such matter) arising out of Consultant's entering into or performing under this Agreement, including costs arising out of any dispute whether or not Consultant is a party to such dispute.

     If for any reason the foregoing indemnification is unavailable to Consultant, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Consultant as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its stockholders on the one hand and Consultant on the other hand but also the relative fault of the Company and Consultant, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph 9 shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successor, assigns, heirs and personal representatives of the Company, Consultant and any such person. Consultant agrees to indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless to the same extent and subject to the same contribution obligations and same limitations as the Company has agreed to indemnify Consultant as set forth above. The provisions of this paragraph 9 shall survive the termination and expiration of this Agreement.

     9.  Amendment.  No amendment to this Agreement shall be valid unless such
         ---------
amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

     10.  Waiver.  Any of the terms and conditions of this Agreement may be
          ------
waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

     11.  Severability.  In the event that any provision of this Agreement shall
          ------------
be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

     12.  Assignment.  This Agreement shall be binding upon and inure to the
          ----------
benefit of the parties and their respective successors and permitted assigns. Any attempt by either party to assign any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

     13.  Governing Law.  The validity, interpretation and construction of this
          -------------
Agreement and each part thereof will be governed by the laws of the State of Colorado.

     14.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

     15.  Arbitration.  The parties agree that all controversies which may arise
          -----------
between them concerning any transaction, the construction, performance or breach of this or any other agreement between them, whether entered into prior, on or subsequent to the date hereof, or any other matter, including but not limited to, securities activity, investment advice or in any way related thereto, shall be determined by arbitration in accordance with the rules of the NASD. This shall enure to the benefit of and be binding on the Company, its officers, directors, registered representatives, agents, independent contractors, employees, controlling persons and be binding on the Consultant, its representatives, agents, independent contractors, employees, sureties and any person acting on its behalf in relation to acting subject to this Agreement.
Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

                                COMPANY:

                                AJAY SPORTS, INC.



                                By
                                    --------------------------------------------
                                    Thomas W. Itin, President


                                CONSULTANT:

                                SCHNEIDER SECURITIES, INC.



                                By
                                    --------------------------------------------
                                    Thomas W. Schneider, Chief Executive Officer

                                       3